Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference in the Registration Statement on Form S-3 filed on March 13, 2012 of FleetCor Technologies, Inc. and in the related Prospectus of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of FleetCor Technologies, Inc., and the effectiveness of internal control over financial reporting of FleetCor Technologies, Inc, included in the Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Atlanta, Georgia

March 13, 2012